Exhibit 99.(c)




BLOCKBUSTER ENTERTAINMENT LOGO


                                                                  VIA TELECOPIER
                                                                  --------------
                                                                  (312) 616-3830
                                                                  --------------


                                  April 17, 1995


Discovery Zone, Inc.
205 North Michigan Avenue
Suite 3400
Chicago, IL 60601
Attn: Donald F. Flynn


Gentlemen:

          This letter sets forth our agreement with respect to the purchase from Blockbuster Family Fun, Inc., a Delaware corporation (the "Seller"), of certain assets, properties and businesses of the Seller by Discovery Zone, Inc., a Delaware corporation (the "Purchaser"), for the consideration set forth herein. Such assets, properties and businesses (the "Center Assets") pertain to the ownership and operation of two (2) family entertainment centers operating under the name and mark "Block Party" (the "Centers"), the addresses of which are set forth on Exhibit A attached hereto. The parties hereto agree and acknowledge that subject to satisfaction or waiver of the conditions to closing specified in Paragraph 3 below, this letter constitutes an obligation binding on the parties hereto.


          1.   Purchase Price. The purchase price for the Center Assets
               --------------
     will be an amount equal to the lesser of (i) out-of-pocket expenses incurred in the development and operation of the Centers and
     (ii) $15,000,000.00 (the "Original Principal Balance")
     payable by the delivery of a promissory note (the "Note") of the Purchaser dated the date upon which the transactions contemplated hereby are consummated. The Note will have a term of ten (10) years and will accrue interest at a variable rate equal to LIBOR plus .75%.
                                                                ----
     For purposes of this letter, "LIBOR" means the rate per annum (rounded upwards, if necessary to the next higher one hundred-thousandth of a percentage point) for deposits in United States dollars for a one-month period, which appears on the display designated at Page 3570 on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for United States dollar deposits) and as adjusted on the first day of each calendar month following the Closing Date (as hereinafter defined)




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Discovery Zone, Inc.
April 17, 1995
Page 2



     (or if such day is not a day on which such rate is quoted, the next succeeding day on which such rate is quoted). Interest accruing on the then-outstanding principal balance of the Note will be due and payable in arrears on the first day of each August, November, February and May following the Closing Date (each, an "Interest Payment Date"). Commencing on the third anniversary of the Closing Date, the Purchaser shall pay to the Seller on each Interest Payment Date an amount equal to the interest accruing on the Note plus the following amounts,
                                          ----
     which amounts will be payable in four (4) equal installments on each Interest Payment Date during any such year:

               (a) During Year 4, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 7 and the denominator of which is 28;

               (b) During Year 5, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 6 and the denominator of which is 28;

               (c) During Year 6, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 5 and the denominator of which is 28;

               (d) During Year 7, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 4 and the denominator of which is 28;

               (e) During Year 8, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 3 and the denominator of which is 28;

               (f) During Year 9, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 2 and the denominator of which is 28; and

               (g) During Year 10, the result obtained by multiplying the Original Principal Balance by a fraction, the numerator of which is 1 and the denominator of which is 28.




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Discovery Zone, Inc.
April 17, 1995
Page 3




     The Seller will have the right to prepay the Note in whole or in part from time-to-time without penalty. The Purchaser will assume liabilities of the Seller under real property and personal property leases related to the operation of the Centers (the "Assumed
     Liabilities"). Taxes (to the extent prepaid) and real estate rentals will be prorated as of the Closing Date.


          2.   The Closing. The closing (the "Closing") of the purchase and
               -----------
     sale of the Center Assets will occur on the third business day following satisfaction or waiver of the conditions to closing set forth in Paragraph 3 (such day of Closing being hereinafter referred to as the "Closing Date").


          3.   Definitive Agreements. The Purchaser and the Seller will
               ---------------------
     negotiate in good faith one or more definitive agreements concerning the purchase and sale of the Center Assets (the "Center Definitive Agreement(s)"). The Purchaser and Blockbuster Entertainment Group, a division of Viacom Inc. ("Blockbuster") will cooperate with each other in the event Blockbuster determines it shall receive certain tax benefits by structuring the transaction as a sale of all outstanding capital stock (the "Stock Sale") of the Seller to the Purchaser followed by an election by the Purchaser under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. In the event of a Stock Sale, the transaction will be structured to the extent possible to mirror the economics, representations, warranties, covenants and conditions to closing of the Center Definitive Agreement(s) and Blockbuster will indemnify the Purchaser and hold it harmless for all liabilities other than the Assumed Liabilities. The Center Definitive Agreement(s) will contain representations, warranties and covenants substantially identical to those found in that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 2, 1994, by and among the Purchaser, Columbus Acquisition, Inc., Blockbuster Entertainment Corporation and Blockbuster Children's Amusement Corporation; provided, however, that such representations,
                            -----------------
     warranties and covenants may be revised only to reflect the differing transaction structures. The Center Definitive Agreement(s) will also contain indemnification provisions substantially identical to those contained in the Merger Agreement; provided, however, that the baskets
                                        -----------------
     set forth in Sections 11.1 and 11.2 of the Merger Agreement will be reduced proportionally based upon the difference in consideration between the Merger




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Discovery Zone, Inc.
April 17, 1995
Page 4



     Agreement and the Center Definitive Agreement(s). The Center Definitive Agreement(s) will contain conditions to closing substantially identical to those contained in that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, among DKB, Inc., Kevin F. Flynn June, 1992 Non-Exempt Trust, Brian J. Flynn June, 1992 Non-Exempt Trust, Donald F. Flynn, Kevin F. Flynn, Brian J. Flynn, Viacom Inc. and Blockbuster Discovery Investment, Inc.; provided, however, that such conditions to closing
                       -----------------
     may be revised only to reflect the differing transaction structures. Notwithstanding anything to the contrary herein, the Center Definitive Agreement(s) will also contain conditions for a limited due diligence review by the Purchaser to be completed by the close of business on April 21, 1995, which review will be deemed satisfactory unless it reveals (i) a material misstatement in the balance sheets or profit and loss statements previously delivered to the Purchaser, (ii) a material agreement or contract entered into by the Purchaser is not enforceable, or (iii) the Purchaser does not have good title to a material asset which it otherwise claims to own free and clear of any liens or encumbrances (the "Materiality Conditions"). For a Materiality Condition to prevent Closing, the Seller must have first been given a reasonable opportunity not longer than ten (10) business days to cure such Materiality Condition. In the event there is a Materiality Condition that is not cured as provided herein, the parties agree, without prejudice to the rights of the Purchaser to terminate this agreement, to discuss in good faith a reduction of the Original Principal Balance. The Center Definitive Agreement(s) will provide for a six-month royalty-free license from Blockbuster Entertainment Inc. to the Purchaser of the mark "Block Party".


          4.   Access to Information. Promptly following execution of this
               ---------------------
     agreement in principle, the Seller will provide the Purchaser, its officers, directors, employees, agents and representatives with access to all information concerning the Centers and all officers of the Seller (at reasonable times and with reasonable advance notice) in order to permit the Purchaser to perform a thorough legal, financial and business investigation of the Centers.


     5.   Confidentiality. Each of the Purchaser, the Seller and FEC agrees
          ---------------
     that it will not, and will use its best efforts to cause its officers, directors, employees, affiliates, agents and representatives not to, disclose the subject matter or terms of this agreement in principle or any confidential information exchanged in connection




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Discovery Zone, Inc.
April 17, 1995
Page 5


     therewith, or issue any news release or make any other public statement with respect thereto, without the prior written consent of the other parties hereto, except as required by law, rule, regulation or judicial process (in which case the party required to disclose such information shall, to the extent practicable, notify the other parties prior to such disclosure).


          6.   Expenses. Whether the transactions contemplated hereby are
               --------
     consummated, each of the parties hereto will bear its own expenses (including attorneys fees and expenses) in connection with the negotiation and execution of the Center Definitive Agreement(s) and the consummation of the transactions contemplated thereby.


          7.   Governing Law. This agreement in principle will be governed
               -------------
     by and construed in accordance with the laws of the State of Delaware.


          8.   Termination. This agreement will terminate on the earlier to
               -----------
     occur of (i) the date of closing of the transactions contemplated by the Purchase Agreement or (ii) June 30, 1995, without liability or obligation on the part of any party hereto other than for a breach of the provisions of the first sentence of Paragraph 3 and Paragraphs 5 and 6; provided, however, that this agreement may be terminated by the
            -----------------
     mutual agreement of the parties hereto.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK




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Discovery Zone, Inc.
April 17, 1995
Page 6




          Please acknowledge your acceptance of and agreement with the terms of this letter by signing and returning the enclosed copy.

                                          Very truly yours,

                                          BLOCKBUSTER FAMILY FUN, INC.

                                             /s/ Adam D. Phillips
                                          -------------------------------
                                          By: Adam D. Phillips
                                          Its: Vice President

                                          BLOCKBUSTER ENTERTAINMENT INC., a
                                          division of Viacom Inc.

                                             /s/ Adam D. Phillips
                                          -------------------------------
                                          By: Adam D. Phillips
                                          Its: Vice President


Accepted and agreed to this
_____ day of April, 1995:

DISCOVERY ZONE, INC.

/s/ Donald F. Flynn
- ------------------------------
By: Donald F. Flynn
Its: Chairman and Chief Executive Officer




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                                 EXHIBIT A
                                 ---------
                                     TO
                                     --
                           AGREEMENT IN PRINCIPLE
                           ----------------------


(1) Blockbuster Block Party
    4595 San Mateo Boulevard
    Albuquerque, New Mexico

(2) Blockbuster Block Party
    4102 Claire Drive
    Indianapolis, Indiana